Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Sprouts Farmers Markets, LLC Option Plan and the Sprouts Farmers Market, Inc. 2013 Incentive Compensation Plan of our report dated October 5, 2012, relating to the financial statements of Sunflower Farmers Markets, Inc. as of December 31, 2011, and for the year ended December 31, 2011, included in the Registration Statement on Form S-1, as amended (File No. 333-188493) and the related Prospectus dated July 31, 2013 of Sprouts Farmers Market, Inc., filed with the Securities and Exchange Commission.

/s/ Ehrhardt Keefe Steiner & Hottman PC

August 30, 2013

Denver, Colorado